JOINT VENTURE AGREEMENT
between TIRES SPA and TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP.
including the sale of a tyres recycling plant

This contract, written in Italian language and translated into English language regulates the agreement between

Antonio CARE, Italian citizen and Italian speaking, born in Vibo Valentia on 26.03.1970 and resident in Laval, Canada, fiscal code CRA NTN 70C26 F537K who takes part in the present deed as legal representative of TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP., company registered under United States laws in the Nevada State at no. 98-0368586 with head office in 1530 9th Ave S.E., Calgary, Alberta CANADA, company which, for brevity, hereinafter shall be called TIE SOLUTIONS CORP.;

and

TIRES SPA, with head office in Monteprandone, AP, Via 81ma Strada no 7, VAT no 01581460449, represented by Mr Francesco FAZZINI, Chairman of the Board and Legal Representative, born in San Benedetto del Tronto, AP, in date 09.06.1973, resident in Monteprandone, in Via San Giacomo 5, whereas

-	The US company TIE SOLUTIONS CORP. is planning to develop production and distribution of rubber material, currently sold by its own participating and/or controlled companies;
-	TIRES SPA, design and build tires recycling and rubber processing plants;
-	It is the intention of the parties to create, with this agreement, a joint programme based on mutual optimization of their resources and development of business potentials;
-	The parties intend to agree on the entrance of TIRES SPA into the capital of TIE SOLUTIONS CORP. as technical partners with all necessary know-how on used tyres recycling plants design and build;
-
In order to implement this programme, TIE SOLUTIONS CORP. intends to purchase from TIRES SPA a first operating plant for used tyres recycling with the technical characteristics included in annexes A and B of this contract;

-
The selling price of the plant will be paid partly via bank money transfer, and partly via shares transfer of the company TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP., based in Nevada, USA, according to the following methods will be specified;

-
The purchasing company TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP., after the entry of TIRES SPA in its capital participation, commits to source from any tyres recycling plants that plans to develop on the territory of North America in the future, for which a separate and new agreement will be stipulated;

-
TIRES SPA is the owner of the patent for recycling facilities for both United States of America (Application No. 12/353, 758) and Canada (Application No. 2,646,878). With the execution of this contract, and with the full payment of the selling price for the plant, these patents will become 50/50 property of TIE SOLUTIONS CORP. and TIRES SPA;

-	TIE SOLUTIONS CORP. or any company owned and/or controlled by it, cannot use the know-how of TIRES SPA outside the relationships between parties as regulated by this agreement;
-
TIRES SPA, and its participating companies, commit not to build and/or sell tyres recycling machineries as stated in this agreement, or parts of them, in the same territories (Canada, USA, Mexico), to any other companies different from TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP., or any company owned and/or controlled by it; At the transfer act in favour of TIRES SPA or any other company owned by it, the right will be granted to it to appoint a member of the Board of Directors of TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP.;

-	TIE SOLUTIONS CORP. is currently undergoing application process to have its stock quoted (OTC.BB/NASDAQ). This application process is expected to be completed within 30 (thirty) days from today;
-
Once the above mentioned application process is completed, it will be possible to finalise the JV, with TIRES SPA being a shareholder in TIE SOLUTIONS CORP. Final aim is to cover the whole target sector, from raw material recycling and processing to the production and sale of the end product so as to cover the entire sector from throughout North American market, with mutual benefits for all participating companies;

It is hereby decided and agreed as follows:

ARTICLE 1

The introduction is integral and indispensable part of this contract.

ARTICLE 2

For expressed wish proclaimed here by the parties, the law applicable to this contract is the Italian law as compatible with the internal law of the State of Nevada for the special provisions in force locally in the field of corporate law, financial and Stock Exchange.

ARTICLE 3

The purchasing company TIE SOLUTIONS CORP. orders to supplier TIRES SPA the design and build of a used tyres recycling plant type "REFINER FULL" and a tiles moulding system "QUADRUPLE RUBBER TILES”, which both hereafter will be called plant for brevity, having the characteristics listed in Annexes A ("Refiner Full") and B ("Quadruple Rubber Tiles"), which are essential and integral part of this contract.

ARTICLE 4

The parties agree that the plant will be located in Keystone, Morrisville - Bucks County, Pennsylvania - USA.

ARTICLE 5

The purchasing company commits to purchase the machineries and equipment (FREE ON QUAY) and to pay the supplier the full price once machineries and equipment will be ready, according to the terms set in this Agreement.

ARTICLE 6

In order to pay the agreed price for the realization and selling of the plant, the buyer can rely on leasing companies and third party investors, upon condition that the same company will be and remain committed to the supplier for all obligations arising from this contract.

ARTICLE 7

The plant includes machineries, modules and parts as indicated in Annexes A and B, which are integral part of this contract.

ARTICLE 8

All machineries and elements constituting the plant, including mechanical parts, are new.

ARTICLE 9

The supply also includes engineering and know-how, on site surveys, drawings and preliminary technical information necessary to prepare the project, spare parts, transport FREE ON QUAY, assembling and testing, excluding charges for subsistence and accommodation.

ARTICLE 10

Are excluded from the supply: the electrical system, hydraulic system, tire system, compressed air system, building works and all items stated on page 11 of Annex A and on page 9 of Annex B, which are integral part of this agreement.

ARTICLE 11

The technical and production characteristics of the PLANT are contained in "Technical Notes" on page 7 of Annex A and in the "Technical Notes" on page 7 of Annex B; parties can refer to them for a more complete description of the PLANT.

ARTICLE 12

The supplier guarantees that the plant will be made to the highest quality and in accordance with the Italian laws that regulate the design and build of machinery, and commits to comply with the law of the Country which hosts the plant and where it will be in operation (Pennsylvania, USA).

ARTICLE 13

The price for the supply of the plant is agreed and accepted and equals to €11.100.000 = (euro eleven million hundred thousand/00).  This amount does not include charges necessary to obtain declaration of conformity and the tuning of the plant according to the U.S. national law. These charges are to be paid by the buyer.

ARTICLE 14

Payment of the plant price, as indicated in clause 12, will be made by the buyer under the following terms and conditions:

14.1 Part of the price, equal to € 7.700.000,00 euro (seven million seven hundred thousand) will be paid in EURO currency, via international bank money transfer;

14.2 The remaining part of the price, which equals to € 3.400.000,00 (euro three million four hundred thousand), will be paid via shares transfer, for the corresponding amount, from TIE SOLUTIONS CORP. The beneficiary of the shares transfer will be TIRES SPA, which as a result of the above transfer will own shares into the capital of TIE SOLUTIONS CORP.

14.2.1 In order to establish the number of shares that will be transferred as in clause 14.2, parties agree as follows:
- an exchange rate USD/EUR equal to 1,2;
- a unit value of each share to be transferred of USD 0,50;

14.2.2 As a result of what is established by the above Articles 14.2 and 14.2.1, the number of shares of TIE SOLUTIONS CORP. which should be totally transferred to TIRES SPA will be of 8.160.000 (eight million one hundred sixty thousand), and set as follows: value to be paid in shares €3.400.000 converted into USD 4.080.000, corresponding to no. 8.160.000 shares with the value of USD 0,50 each;

14.3 Parties mutually agree that the determination of the unit sale value of shares was established according to the statement of the buyer TIE SOLUTIONS CORP., whereby the expected market value of those shares at the act of the Stock Exchange quotation of TIE SOLUTIONS CORP. will not be less than USD 0,50 per share; this statement about the value of shares in the period after the quotation is issued in good faith to TIE SOLUTIONS CORP. and to its legal representative Antonio Care, and TIRES SPA puts in it its own trust.

14.4 Regarding to the part of the price to be paid via money transfer (in Euro currency), it will be paid by TIE SOLUTIONS INC. to TIRES SPA as follows:

14.4.1 €1.000.000,00 (euro one million) by 30th of July 2010, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the first module of "Refiner Full" plant, according to the established conditions;

14.4.2  €1.000.000,00 (euro one million) by 30' of November 2010, by international bank transfer: this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the second module of "Refiner Full" plant, according to the established conditions;

14.4.3 €1.000.000,00 (euro one million) by 31th of December 2010, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the third module of "Refiner Full" plant, according to the established conditions;

14.4.4  €1.000.000,00 (euro one million) by 31" of January 2011, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the fourth and last module of "Refiner Full" plant, according to the established conditions;

14.4.5 €925.000,00 (euro nine hundred twenty five thousand) by 28'h of February 2011, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the first module of "Quadruple Rubber Tiles" plant according to the established conditions;

14.4.6 €925.000,00 (euro nine hundred twenty five thousand) by 31st of March 2011, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the second module of “Quadruple Rubber Tiles" plant according to the established conditions;

14.4.7 €925.000,00 (euro nine hundred twenty five thousand) by 30th of April 2011, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the third module of  "Quadruple Rubber Tiles" plant according to the established conditions;

14.4.8 €925.000,00 (euro nine hundred twenty five thousand) by 31th of May 2011, by international bank transfer; this amount will be paid into TIRES SPA current account on the same date of the delivery (FREE ON QUAY) of the fourth and last module of "Quadruple Rubber Tiles" plant according to the established conditions;

14.5 In order to provide further clarity to the above listed methods of payment, it is specified that the above indicated modules are composed as follows:

- REFINER FULL PLANT:
Please refer to page 8, under "Conditions of Sale", Annex A;

- QUADRUPLE RUBBER TILES PLANT:
Please refer to page 5, under "Features of the plant”, Annex A;

14.5.1 As an alternative to these methods of payment, TIE SOLUTIONS CORP. after the initial payment on 31st of July 2010 for the first module of Refiner Full plant, may pay all the remaining amount to TIRES SPA (delivery: FREE ON QUAY), within seven months from the date when the above payment is credited. In the calculation of this term, the months of August and December are not included.

14.6 Regarding the transfer of shares from TIE SOLUTIONS CORP. it will take place as follows:

14.6.1 No.1.140.000 (one million one hundred forty thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.1 or within the extended deadline as in clause 17;

14.6.2 No.1.140.000 (one million one hundred forty thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA together with the payment as in clause 14.4.2;

14.6.3 No.1.140.000 (one million one hundred forty thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.3.;

14.6.4 No.1.140.000 (one million one hundred forty thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.4.;

14.6.5 No.900.000 (nine hundred thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.5.;

14.6.6 No.900.000 (nine hundred thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.6.; \

14.6.7 No.900.000 (nine hundred thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.7.;

14.6.8 No.900.000 (nine hundred thousand) shares will be transferred from TIE SOLUTIONS CORP., (which commits via its legal representative Antonio Care, to guarantee in advance the availability at the owners who at the time will be holders of them) to TIRES SPA, together with the payment as in clause 14.4.8.;

14.7 Due to the above indicated share transfers TIE SOLUTIONS CORP. is forced to fulfil the obligations provided from the law in force regarding to TIRES SPA in any shareholder agreements, books or company charter, according to US laws.

14.7.1 As an alternative to the above indicated share transfer methods, TIE SOLUTIONS CORP. may transfer, after the transfer of the first 1.140.000 shares on 31st of July 2010, all the remaining number of shares to TIRES SPA, with the delivery obligation (FREE ON QUAY), within seven months from the date of the first transfer (August and December are not included in calculating this term).

14.8 From the first share transfer (Article 14.6.1), TIRES SPA will have the right to appoint a representative on the Board of Directors of TIE SOLUTIONS CORP.; with subsequent transfers of shares (Article 14.6.2. e ss.), TIRES SPA will increase its financial stakes into the company in relation to the number of owned shares.

ARTICLE 15

All payments described in this agreement to TIRES SPA are to be made into the following bank account:

Bank: BCC BANCA PICENA TRUENTINA
Branch: CENTOBUCHI
ABI 08332
CAB 69572
Account No. 000030107125
CIN: I
IBAN: IT 09 I 08332 69572 000030107125
BIC SWIFT: ICRAITRR980.
Any variation of above· mentioned data should be communicated in writing.

ARTICLE 16

This agreement will be valid between parties only after the amount of €1.000.000,00 will be paid into TIRES SPA account, as in clause 14.4.1. If by 30th July 2010 this payment is not yet made, this contract will be considered void.

ARTICLE 17

Within the same date referred to in clause 16, TIRES SPA should own the shares of TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP. as stated in clause 14.6.1. This deadline can be extended in case by (31st July 2010) TIE SOLUTIONS CORP. was not yet able to have the material availability of securities.

ARTICLE 18

Once that the amount of money and shares are fully credited, TIRES SPA may designate its representative on the Board of Directors of TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP. This designation will have no deadline, so that the same may be exercised afterwards. The board member nominated by TIRES SPA may be replaced only by it, by expressed agreement between the parties undersigning this agreement.

ARTICLE 19

All shares transferred to TIRES SPA must possess full voting rights. This is essential condition of this contract. Also, in accordance with the US Stock Exchange legislation, all and any new shares issued in the future will be "restricted shares", hence non-transferable for the first 12 months from date of issue.

ARTICLE 20

As a result of the full implementation of this contract, TIRES SPA will hold a total of no. 8.160.000 shares with voting right of TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS CORP.

ARTICLE 21

Upon receiving each payments, both in cash and in shares, referred to the realization of a specific module of the PLANT, the supplier will start supply procedure for the specific module for which payment has been made; each module will be delivered to the buyer Free On Quay within four months from the date when payment is received and shares are transferred. In case payment accreditation and shares transfer do not take place on the same day, the module will be delivered the last of those dates. Once each module is completed and ready, the supplier will inform the buyer on the availability to deliver the module free on quay and, having received confirmation from the buyer, the supplier will proceed with the delivery.

ARTICLE 22

The plant will be guaranteed as in clause 12.

ARTICLE 23

The supplier is not responsible for any delays due to issue of certificates and authorisations by local and state authorities and public bodies necessary to build and operate tyres recycling plants and to store second hand tyres. The buyer is responsible to apply for certificates and authorisations and for any related delay.

ARTICLE 24

If the buyer was unable to obtain the authorisations as in clause 23, this contract will be limited to the delivery of the first module, with full payment via money transfer (article 14.4.1) and share transfer (article 14.6.1).

ARTICLE 25

Once the complete tyres recycling plant is delivered and built, the testing will take place in cross examination between the parties, within 30 days from completion of the plant at client's site.

ARTICLE 26

Any dispute concerning plant's testing and commissioning will be evaluated by a panel of 3 (three) arbiters. Each party will nominates one arbiter and the third will be nominated by the competent Authority of Pennsylvania, This panel will judge in an amicable way and the decision will be issued within 60 days from the formation of the panel.

ARTICLE 27

In order to deliver the plant, the buyer guarantees availability of the designated factory area maximum 30 (thirty) days before the first delivery date, as scheduled in the agreement.

ARTICLE 28

The plant will be supplied with a full warranty of 12 months with effect from the date of the test. This warranty will include the obligation of repair and/or replacement -according to supplier's opinion of any faulty component. When it is necessary to replace parts, spares will be supplied to the buyer ex works from TIRES SPA factory in Italy.

ARTICLE 29

Repairs and/or replacements made under warranty by the supplier will not affect production capacity of the plant.

ARTICLE 30

The warranty will automatically expire, releasing the supplier from any liability, in case the buyer will directly intervene on the plant, tamper with the machineries, and make changes of any kind.

ARTICLE 31

The warranty will also expire in case the buyer or whoever for himself makes an improper use of the plant, or if he does not comply with supplier dispositions and instructions.

ARTICLE 32

TIRES SPA has the right to be replaced by another owned company in the position described in this agreement. In any case TIRES SPA will guarantee the work of its owned company in order to fulfill this contract and ensure that its terms are respected.

ARTICLE 33

Except as indicated in clause 26, the rights and obligations of the parties under this agreement shall be governed and determined according to the laws of Italy, and any disputes will be settled in the court of Ascoli Piceno,

ARTICLE 34

Parties expressly declare that they accept the full content of Annexes A and B to this contract.

ARTICLE 35

This contract is originally written in Italian language and then translated into English, In case of misinterpretations or misunderstandings between English text and Italian text, the latter will be considered prevalent.

Annexes:

Annex A) purchasing offer of "Refiner Full” plant;
Annex B) purchasing offer of "Quadruple Rubber Tiles" plant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in date 16 June 2010, Monteprandone,

Antonio CARE
as legal representative and main shareholder of the following company:

TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC., company registered under United States laws in the State of Nevada, no. 98-0368586 with head office at 1530-9th Ave SE, Calgary, Alberta CANADA

/s/ Antonio Care

Francesco FAZZINl
Chairman of the board and legal representative of TIRES SPA,

TIRES SPA

/s/ Francesco Fazzini